Exhibit 10.43

April 23, 2008

Mr. David M. Engert

5702 N. Palo Cristi Road

Paradise Valley, AZ 85253

Dear David:

On behalf of NightHawk Radiology Holdings, Inc. (the “Company”), I am extremely pleased to invite you to become a member of the Company’s Board of Directors (the “Board”). It is our belief that your skills, expertise and knowledge will prove very helpful to the progress of the Company.

In connection with your service as a director, you will receive an initial option grant to purchase shares of the Company’s common stock (the “Initial Grant”) with a value equal to approximately $200,000. The exact number of shares and the exercise price of such option will be determined in accordance with the Company’s current option grant policies. In addition, the Initial Grant will be made pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”). One-third (1/3) of the shares subject to the Initial Grant will vest on the one-year anniversary of the grant and the remaining shares subject to the Initial Grant will vest monthly over the next two years for so long as you remain a member of the Board. Beginning at the Board meeting held in connection with the Company’s 2009 annual meeting of the stockholders, and at each annual meeting thereafter during your service on the Board, you will also receive an additional option grant currently anticipated to be valued at approximately $125,000, with the number of shares and the exercise price to be determined in accordance with the Company’s then-existing option grant policies (the “Annual Grant”).

The Initial Grant and the Annual Grant(s) will be subject to the terms and conditions of the Plan and the Stock Option Agreement evidencing the Initial Grant and the Annual Grant(s).

In addition to the grants described above, you will also receive cash compensation in the amount of $4,000 per quarter during your service as a Board member and an additional $1,000 for each board or committee meeting attended in person ($500 for meetings attended by telephone). Finally, you will also be reimbursed for all reasonable expenses incurred by you in connection with your services to the Company. All expense reimbursements will be in accordance with established Company policies.

Our Board meetings are generally held quarterly and we would hope that your schedule would permit you to attend all of the meetings in person. In addition, there may be telephonic calls to address special projects that arise from time to time.

Finally, as we have discussed, the Company will require your service on the Board’s Audit Committee and Nominating & Governance Committee.

April 23, 2008

In accepting this offer, you are representing to us that (i) you do not know of any conflict that would restrict you from becoming a director of the Company, (ii) you will not provide the Company with any documents, records or other confidential information belonging to any other parties and (iii) you qualify to serve as an independent member of the Board and as a member of the Board’s Audit Committee. Nothing in this offer or the Stock Option Agreement(s) should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate and original letter and returning them to me.

We are looking forward to having you join us at the Company. We believe that your enthusiasm and past experience will be an asset to the Company and that you will have a positive impact on the organization. If you have any questions, please call me at (208) 292-2251.

Sincerely, On behalf of the Board of Directors of NightHawk Radiology Holdings, Inc.

/s/ Paul E. Berger
Paul E. Berger, M.D. Chairman and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ David M. Engert
Signature

April 29, 2008
Date